Exhibit 1.3

(TRANSLATION)

Basic Regulations	REGULATIONS OF THE BOARD OF DIRECTORS OF NIPPON STEEL CORPORATION	[Division/Department in Charge] General Administration Dept., General Administration Div.

Article 1. (General Provisions)

In addition to what is provided for in laws, ordinances or the Articles of Incorporation, matters concerning the Board of Directors shall be governed by these Regulations.

Article 2. (Constitution)

(1)	The Board of Directors shall consist of all the Directors.

(2)	The Audit & Supervisory Board Members shall attend meetings of the Board of Directors.

Article 3. (Convocation and Chair)

The meeting of the Board of Directors shall be convened and presided over by the Chairman or the President. In the case where the Chairman and the President are unable to act as such, one of the other Directors shall act in his or her place in accordance with a resolution of the Board of Directors.

Article 4. (Convocation Procedure)

(1)

Notice of convocation of a meeting of the Board of Directors shall be dispatched to each Director and Audit & Supervisory Board Member at least three (3) days prior to the date set for the meeting. In the case of an emergency, this period may be shortened.

(2)	With the consent of all the Directors and the Audit & Supervisory Board Members, a meeting of the Board of Directors may be held without the convocation procedure.

Article 5. (Resolution)

(1)	A resolution of the Board of Directors shall be adopted at a meeting at which a majority of the Directors who are entitled to vote are present by a majority vote of the Directors so present.

(2)

In the event that a Director makes a proposal for an agenda item to be resolved at the Board of Directors and all Directors who are entitled to vote with respect to such item give consent in writing or electronically to such proposal, the Board of Directors shall be deemed to have approved by resolution such proposal, unless one or more Audit & Supervisory Board Member oppose such proposal.

Article 6. (Matters Requiring Resolution)

The following matters shall require a resolution of the Board of Directors:

1.	Election and removal of a Representative Director;

2.	Division of duties and delegation of responsibilities among the Directors;

3.	Competing transaction and conflict-of-interest transaction by a Director;

4.	Disposal and acceptance of transfer of important assets;

5.	Important matters concerning borrowing in a significant amount and the solicitation of persons who subscribe for the bonds;

6.	Appointment and dismissal of an important employee;

7.	Establishment, changes and abolition of important structures;

8.	Basic policy for the internal control system;

9.	Decision on dividends and appropriation of surplus;

10.	Execution of important business;

11.	Basic policy for defense against takeover;

12.	Matters concerning a representative lawsuit; and

13.	In addition to the foregoing, matters which require a resolution of the Board of Directors pursuant to the provisions of laws, ordinances or the Articles of Incorporation.

(2)	Details of the matters which shall be resolved by the Board of Directors shall be set forth in the attached schedule “Standards of Submission and Reporting to the Board of Directors.”

Article 7. (Matters to be Reported)

(1)

The Directors shall report to the Board of Directors the status of performance of their duties at least once every three (3) months, and report the progress and results of execution of resolutions of the Board of Directors and other matters deemed necessary by the Board of Directors whenever necessary.

(2)

A Director who has carried out any of the transactions listed in the items of Article 356, paragraph 1 of the Companies Act shall report the material facts on such transaction to the Board of Directors without delay after such transaction.

(3)	Details of the matters which shall be reported to the Board of Directors shall be set forth in the attached schedule “Standards of Submission and Reporting to the Board of Directors.”

Article 8. (Minutes)

The substance of the proceedings at a meeting of the Board of Directors and the results thereof as well as other matters prescribed in laws or ordinances shall be recorded in the minutes and the Directors and the Audit & Supervisory Board Members present shall affix their names and seals to the minutes.

Article 9. (Procedure in Emergency)

Matters which have been dealt with by the Chairman or the President in emergency and unavoidable situations shall be promptly presented to the Board of Directors for approval.

Article 10. (Changes of Regulations)

An amendment of these Regulations shall require a resolution of the Board of Directors.

Supplementary Provisions

These regulations shall come into effect on October 1, 2012.